Exhibit 99.1

Span-America Reports Improved First Quarter 2016 Results

Sales Up 36% to $21.5 Million

Earnings Per Share Up 28% to $0.42 Per Diluted Share

GREENVILLE, S.C.--(BUSINESS WIRE)--February 4, 2016--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported growth in sales and net income for the first quarter ended January 2, 2016. Net income for the first quarter of fiscal 2016 rose 18% to $1.1 million compared with $970,000 in the first quarter of fiscal 2015. Earnings per diluted share rose 28% to $0.42 in the first quarter of fiscal 2016 compared with $0.32 in the first quarter of fiscal 2015. Net sales for the first quarter of fiscal 2016 were up 36% to $21.5 million compared with $15.7 million in the first quarter of fiscal 2015. The results for the first quarter of fiscal 2016 included 13 weeks of sales and operations compared with 14 weeks in the first quarter of fiscal 2015.

“Span-America’s sales for the first quarter were up 36% to $21.5 million due to strong sales growth from our consumer bedding products,” stated Jim Ferguson, president and chief executive officer of Span-America. “This quarter’s results benefited from higher sales to a major retail customer that included a large seasonal promotion and two additional months of sales to this customer compared with the first quarter of last year. As a result, consumer bedding sales jumped 384% to $9.2 million in the first quarter of fiscal 2016 compared with $1.9 million in the first quarter last year. This increase in consumer sales was the major driver for our improved results during the quarter.

“Sales of medical and industrial products were down compared with the first quarter of last year, due in part to one less sales week in the first quarter of fiscal 2016 compared with the same quarter in fiscal 2015. Our total medical sales were down by 11%, and industrial sales declined 10% compared with the first quarter last year. While we do not expect to have another seasonal consumer bedding promotion during the remainder of this fiscal year, we are optimistic about our outlook for fiscal 2016 and expect sales and earnings for the second quarter of fiscal year 2016 to be slightly higher than they were in the same quarter last year based on current order trends and activity within our major markets,” stated Ferguson.

First Quarter Results

Sales for the first quarter of fiscal 2016 rose 36% to $21.5 million compared with $15.7 million in the first quarter of fiscal 2015. The growth in sales came entirely from consumer bedding products, which are part of the custom products segment. Consumer sales were up for the quarter primarily due to the previously announced seasonal promotion of bedding products that was completed in November 2015. Sales in the medical segment decreased 11% to $11.4 million due primarily to lower sales of medical beds and pressure management product lines compared with the first quarter of last year. Net income for the first quarter of fiscal 2016 rose 18% to $1.1 million compared with $970,000 in the first quarter of last year. Earnings per share increased 28% in the first quarter to SPAN Reports Improved First Quarter 2016 Results $0.42 per diluted share compared with $0.32 per diluted share in the first quarter last year. The increases in net income and earnings per share were driven primarily by higher sales of consumer bedding products and a lower number of shares outstanding.

Medical Segment – Total medical sales were $11.4 million in the first quarter of fiscal 2016, an 11% decrease compared with $12.8 million in the first quarter last year. The decline in medical sales was due to having one less week of operations in the first quarter this year compared with the same quarter last year and lower sales volumes of medical beds and pressure management product lines. Fiscal 2015 was a 53-week year for Span-America, and fiscal 2016 is a 52-week year.

Sales of our Span-Canada beds and related products were down 21% to $2.7 million compared with $3.4 million in the first quarter of last year. Most of this sales decrease for our medical beds was due to a large order from a customer in British Columbia that shipped in the first quarter last year and was not repeated in the first quarter this year.

Sales of Span-America’s other medical product lines decreased by 8% to $8.7 million compared with $9.4 million in the first quarter of fiscal 2015. Sales of therapeutic support surfaces declined by 5% to $6.1 million compared with $6.5 million in the first quarter last year. Sales of all other pressure management product lines as a group were down by 12% to $2.6 million in the first quarter of fiscal 2016 compared with $2.9 million in the first quarter of fiscal 2015.

Custom Products Segment – Total custom products sales increased by 248% in the first quarter of fiscal 2016 to $10.1 million compared with $2.9 million in the first quarter last year. The jump in sales was attributable to a single customer that included a seasonal promotion of consumer products and two additional months of sales in the first quarter of fiscal 2016 compared with the prior year’s first quarter. This consumer customer was lost to a competitor in fiscal 2014, regained in fiscal 2015 and therefore accounted for only one month of sales in the first quarter of fiscal 2015 and for three months of sales in the first quarter of fiscal 2016. In addition, we did not participate in the consumer customer’s seasonal promotion in fiscal 2015. This customer was the major contributor to the increase in consumer sales, which rose 384% to $9.2 million in the first quarter of fiscal 2016 compared with $1.9 million in the first quarter last year.

Sales from our industrial product lines, included within the custom products segment, declined 10% to $901,000 in the first quarter of fiscal 2016 compared with $1.0 million in the same quarter last year. Most of the industrial sales decline came from a customer in the watersports market. Industrial sales to customers in the packaging market were down slightly in the first quarter, while sales of industrial products to the automotive market were up slightly compared with the first quarter of fiscal 2015.

Earnings – Our earnings growth in the first quarter was primarily the result of the large increase in sales of our consumer products, but our gross margin and growth rate in earnings were also affected by the greater volume of lower-margin consumer bedding products compared with higher-margin medical products. Total gross profit level increased 1% to $5.5 million compared with $5.4 million in the first quarter last year. However, the gross margin percentage decreased to 25.6% compared with 34.7% in the same quarter last year. These changes in gross profit and margin were affected by the large sales volume from the seasonal promotion of consumer products combined with lower medical sales compared with the first quarter of last year.

Selling and marketing expenses declined by 8% to $2.5 million in the first quarter this year due to decreases in expenses related to lower medical sales volume, primarily in the categories of commissions and shipping expense, and having one less week of operations in fiscal 2016 compared with fiscal 2015. R&D expenses increased by 5% to $294,000 due to normal quarter-to-quarter fluctuations in our product development costs in the medical segment. Administrative expenses increased by 4% to $1.1 million due to increases in compensation costs, recruiting fees and professional fees.

Operating income increased by 16% to $1.6 million for the first quarter this year compared with $1.3 million in the first quarter last year. Non-operating income increased by 63% to $108,000 in the first quarter this year compared with $66,000 in the same quarter last year due to an increase in foreign currency gain related to our Canadian operations. Net income for the first quarter increased by 18% to $1.1 million compared with $970,000 in the first quarter last year. Earnings per diluted share rose 28% to $0.42 in the first quarter of fiscal 2016 compared with $0.32 in the first quarter of fiscal 2015. The growth in operating income and net income came almost entirely from the increase in consumer sales volume during the first quarter. The growth in earnings per share was the result of a combination of the increase in consumer sales volume and fewer shares outstanding.

Future Outlook

“We remain optimistic about the outlook for Span-America for fiscal 2016,” continued Ferguson. “We expect to report a slight increase in sales and earnings in the second quarter this fiscal year compared with the same quarter last year based on our current order demand. We continue to expand our core medical business with new products, enhancements to existing products and by bundling sales of our medical bed frames with our therapeutic support services. We expect this combination to attract new customers and generate higher sales to existing customers.

“We believe our Board’s authorization to repurchase almost 9% of our shares in September 2015 highlights their confidence in Span-America’s future. The repurchase of 261,310 shares from former director Robert Johnston and his affiliate, The Jerry Zucker Revocable Trust, reduced first quarter 2016 average shares outstanding by 8% compared with the first quarter of fiscal 2015. It had a meaningful effect on boosting our earnings per share growth rate this quarter, and we expect the stock repurchase to be accretive to our per share earnings for the remainder of fiscal year 2016,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Friday, February 5, 2016, to review the company’s financial and operating results for the first quarter ended January 2, 2016. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “would,” “estimates,” “continues,” “may,” “believes,” “anticipates,” “should,” “optimistic,” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical and custom products segments, (b) the possibility of a loss of a key customer or distributor for our products, (c) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (h) the potential for lost sales due to competition from low-cost foreign imports, (i) changes in relationships with large customers or key suppliers, (j) uncertainty about whether or not we will continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (k) the impact of competitive products and pricing, (l) government reimbursement changes in the medical market, (m) FDA and Health Canada regulation of medical device manufacturing and (n) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	Jan. 2,	Jan. 3,
	2016	2015	% Change

Net sales	$21,452,182	$15,720,674	36%
Cost of goods sold	15,968,882	10,271,694	55%
Gross profit	5,483,300	5,448,980	1%
	25.6%	34.7%

Selling and marketing expenses	2,527,331	2,760,234	-8%
Research and development expenses	293,945	279,678	5%
General and administrative expenses	1,105,569	1,065,004	4%
	3,926,845	4,104,916	-4%

Operating income	1,556,455	1,344,064	16%
	7.3%	8.5%
Non-operating income (expense):
Foreign currency gain	117,352	70,560	66%
Interest expense	(5,084)	(3,160)	-61%
Other	(3,971)	(1,139)	-249%
Net non-operating income (expense)	108,297	66,261	63%

Income before income taxes	1,664,752	1,410,325	18%

Income taxes	522,000	440,000	19%
Net income	$1,142,752	$970,325	18%
	5.3%	6.2%

Net income per common share:
Basic	$0.42	$0.33	28%
Diluted	0.42	0.32	28%

Dividends per common share (1)	$0.16	$1.15	-86%

Weighted average shares outstanding:
Basic	2,726,127	2,962,007	-8%
Diluted	2,751,870	2,997,116	-8%

Supplemental data:
Depreciation expense	$206,881	$211,294	-2%
Amortization expense	80,074	95,488	-16%

(1) Dividends per share for the quarter ended January 3, 2015, included a special dividend of $1.00 per share declared on November 12, 2014 and paid on January 7, 2015 to shareholders of record on December 17, 2014.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Jan. 2,	Oct. 3,
	2016	2015
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$1,318,001	$1,224,026
Accounts receivable, net of allowances	9,283,687	7,813,773
Inventories	6,952,676	8,746,039
Deferred income taxes	352,603	351,452
Prepaid expenses	908,677	411,528
Total current assets	18,815,644	18,546,818

Property and equipment, net	4,476,442	4,536,104
Goodwill	3,832,298	3,930,282
Intangibles, net	2,062,783	2,214,762
Other assets	2,827,614	2,953,656
	$32,014,781	$32,181,622

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,613,457	$4,035,333
Accrued and sundry liabilities	3,364,640	3,120,111
Total current liabilities	5,978,097	7,155,444

Long-term debt	1,000,000	-
Deferred income taxes	344,695	348,479
Deferred compensation	355,057	375,939
Total long-term liabilities	1,699,752	724,418

Total liabilities	7,677,849	7,879,862

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,725,468 (Jan. 2, 2016) and 2,737,468 (Oct. 3, 2015)	-	-
Additional paid-in capital	-	-
Retained earnings	27,345,097	26,848,299
Accumulated other comprehensive loss	(3,008,165)	(2,546,539)
Total shareholders' equity	24,336,932	24,301,760

	$32,014,781	$32,181,622

Note: The Balance Sheet at October 3, 2015 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer